Exhibit 4.5

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of the “Grant Date” (defined below) by and between National Commerce Corporation, a Delaware corporation (the “Company”), and the “Participant” (defined below).

Participant:

Grant Date:

Shares of Restricted Stock:

Vesting Schedule:

	First Anniversary of Grant Date	Second Anniversary of Grant Date	Third Anniversary of Grant Date	Fourth Anniversary of Grant Date	Fifth Anniversary of Grant Date
Number of Shares

1.         Grant of Restricted Stock. Pursuant to Section 2.1(c) of the National Commerce Corporation 2017 Equity Incentive Plan (the “Plan”), the Company hereby issues to the Participant on the Grant Date an Award consisting of, in the aggregate, the number shares of common stock of the Company, par value $0.01 per share, set forth above on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan (the “Restricted Stock”). Capitalized terms used but not defined herein have the meaning ascribed to them in the Plan.

2.         Consideration. The grant of the Restricted Stock is made in consideration of the services to be rendered by the Participant to the Company.

3.         Restricted Period; Vesting.

3.1     Except as otherwise set forth herein, provided that the Participant does not experience a Termination of Service prior to the applicable vesting date, the Restricted Stock will vest in accordance with the Vesting Schedule set forth above until the Restricted Stock is 100% vested. The period over which the Restricted Stock vests is referred to as the “Restricted Period.”

3.2     Notwithstanding the Vesting Schedule above, if the Participant experiences a Termination of Service due to the Participant’s death or Disability, then one hundred percent (100%) of the unvested Restricted Stock shall vest as of the date of such termination.

3.3      If the Participant experiences a Termination of Service for any reason other than the Participant’s death or Disability at any time before all of the Restricted Stock has vested, then the Participant’s unvested Restricted Stock shall be automatically forfeited upon such Termination of Service, and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement.

3.4     In the event of a Change in Control, the Committee may act with respect to the Restricted Stock in any manner permitted under Section 4.2 of the Plan.

4.        Restrictions. Subject to Section 7.2 of the Plan, during the Restricted Period, the Restricted Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, then the Restricted Stock will be forfeited by the Participant, and all of the Participant’s rights to such shares shall immediately terminate without any payment or consideration by the Company.

5.         Rights as Stockholder; Dividends.

5.1     The Participant shall be the record owner of the Restricted Stock from the Grant Date until the shares are sold or otherwise disposed of and shall be entitled to all of the rights of a stockholder of the Company, including, without limitation, the right to vote such shares and, subject to Section 2.4 of the Plan, to receive all dividends or other distributions paid with respect to such shares. Notwithstanding the foregoing, any stock dividends or other stock distributions paid on account of the Restricted Stock shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

5.2     The Company shall evidence the Participant’s interest in the Restricted Stock by using a restricted book-entry account in the Company’s stockholder records. Physical stock certificates shall not be issued by the Company in connection with the grant of the Restricted Stock.

5.3     If the Participant forfeits any rights that he or she has under this Agreement in accordance with Section 3 of this Agreement, then the Participant shall, on the date of such forfeiture, no longer have any rights as a stockholder with respect to the Restricted Stock and shall no longer be entitled to vote or receive dividends on such shares.

6.        No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position with the Company or any Subsidiary, including, without limitation, as an Employee or Director. Further, nothing in the Plan or this Agreement shall be construed so as to limit the discretion of the Company to terminate the Participant’s employment with or service to the Company at any time, with or without Cause.

7.        Adjustments. If any change is made to the Company’s outstanding Stock or capital structure, then, if required, the shares of Restricted Stock shall be adjusted or terminated in any manner as contemplated by Section 3.4(a) of the Plan.

8.         Tax Liability and Withholding.

8.1     If the Participant is an Employee, then the Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. If the Participant is a non-Employee Director, then the Company may withhold, or require the Participant to pay or reimburse the Company for, any taxes that the Company determines are required to be withheld under federal, state or local law in connection with the grant or vesting of the Restricted Stock.

8.2     Notwithstanding any action that the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility, and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock to reduce or eliminate the Participant’s liability for Tax-Related Items.

9.        Section 83(b) Election. The Participant may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Participant elects to make a Section 83(b) Election, then the Participant shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the United States Internal Revenue Service (the “IRS”). The Participant agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the IRS and for all tax consequences resulting from the Section 83(b) Election.

10.       Clawback. This Award and the Shares received upon settlement of the Award shall be subject to clawback by the Company to the extent provided in any policy adopted by the Board, including any policy adopted to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

11.       Compliance with Law. The issuance of the Restricted Stock and transfer of shares of Stock following the Restricted Period shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Stock may be listed. No shares of Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register its Stock with the United States Securities and Exchange Commission (the “SEC”), any state securities commission or any stock exchange to effect such compliance.

12.      Legends. A legend or other restrictive order may be placed on any book-entry stockholder records of the Company indicating restrictions on transferability of the shares of Restricted Stock pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any applicable federal or state securities laws or any stock exchange on which the shares of Stock are then listed or quoted.

13.       Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.      Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to its internal conflict of law principles.

15.      Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review; provided, that, if the Participant serves on the Committee, then the Participant shall be excluded from the review of such dispute. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

16.       Restricted Stock Subject to Plan. This Agreement is subject to the Plan, as approved by the Company’s stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17.       Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding on and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding on the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

18.       Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

19.       Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion, pursuant to the procedures set forth therein. The grant of the Restricted Stock in this Agreement does not create any contractual right or other right to receive any Restricted Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company or membership on the Board, as applicable.

20.       Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock, prospectively or retroactively; provided, however, that no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

21.       No Impact on Other Benefits. The value of the Restricted Stock is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit to which Participant may be entitled.

22.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing an original signature.

23.       Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such grant, vesting or disposition.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NATIONAL COMMERCE CORPORATION

By:

Name:

Title:

PARTICIPANT

By:

Name:

Signature Page to Restricted Stock Award Agreement